37Point9 Receives 5 Million Dollar Funding Agreement

LAS VEGAS, Mar 30, 2001 (BUSINESS WIRE) -- 37Point9 announced today that Corporate Development Strategies Inc., of Frankfurt Ind., and Ace Capital Group Inc., of Chicago, have signed a firm letter of commitment to provide up to $5 million dollars of funding for the anticipated merger between 37Point9 and NeoNet Marketing Group LLC (announced in a press release dated March 29, 2001).

Philip Butler, president of Corporate Development Strategies Inc. stated in his letter that the funding would be paid in three tranches. The first of one million dollars will be placed in escrow and delivered simultaneously with the completion of the merger. The second and third of 2 million dollars each will be available as a draw down as needed.

The merging of 37Point9 and NeoNet Marketing Group brings a new emphasis to the World Wide Web. As the companies move forward relevance is the "keyword" and MyZIPnet the story. Rick Sullivan, president of NeoNet Marketing Group stated "with 85% of a families income being spent within 25 miles of home and 90% of all brick and mortar businesses not having a website, MyZIPnet has developed the most powerful portal to date to bring the Internet home. MyZIPnet has developed a database so comprehensive that it can contain the data associated with virtually every business worldwide. Yet, our philosophy is so traditional that we're not going to change your buying habits unless you want them changed. MyZIPnet downsizes the Internet to your hometown while being a window to the world. By improving ,not eliminating, the traditional way of life, like comparative local shopping, sports, schools, news, weather, politics, events, laws, specials, history, medical information, phone numbers...you name it! If it's local, MyZIP net will provide information specific to your area by leveraging your zip code. The possibilities of Internet services that leverage our database(s) will expand exponentially.

NeoNet will also be providing high speed fixed wireless broadband internet connection service. The service will be focused on providing rural communities with a state of the art internet solution, replacing the expensive and slow long distance telephone services many small communities have as their only internet service option. With so many people escaping the cities and relocating to rural America, the availability of this high speed connectivity resource will certainly be a benefit to those who telecommute and for the consumers who prefer to deal with the business down the street."

Ray Warren, chairman of 37Point9, stated there would be a conference call relating to the merger during the week of April 2nd. Information and instructions for the conference call will be posted on 37Point9's OTCVison.com Web site.

Legal Notice Regarding Forward-Looking Statements:

"Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. 37Point9 disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business st rategies.


CONTACT: 37Point9
Doug Brown, 858/270-7414, Fax 858/270-2005